Exhibit 10.01

                              VENTURE AGREEMENT OF
               MID-POWER SERVICE CORPORATION AND EDWARD MIKE DAVIS

         This Venture Agreement ("Agreement") is entered into this 10th day of May, 2002 by and between Mid-Power Resource Corporation, a Nevada Corporation ("MPRC") and Edward Mike Davis ("Davis"), collectively the Parties.

I.       PARTIES

By this Agreement the parties herein agree to develop gas prospects under contract to Davis within the Arbuckle Gas Field in Colusa County, California ("Prospects"). Each Prospect shall be defined by seismograph to determine the land allocated to each Prospect. There is approximately ten prospects available to drill on lands covered by this Farmout, as outlined on Exhibit "A" attached hereto.

II.      DEVELOPMENT

The Parties agree to develop the Prospects pursuant to the terms of the following Farmout Agreement whereby MPRC agrees to provide the capital for Davis to attempt to drill the initial well, being the Lohman 2A-14 well, to an approximate depth of 6,800 feet to test the Forbes Formation and for Davis to attempt to drill each Prospect under this Agreement as designated by Davis and defined by seismograph. MPRC shall carry Davis free through all drilling, completion and pipelines to market gas. Only upon such well becoming commercially productive, MPRC shall earn a 50% working interest based on an 80% net revenue interest, which MPRC would own a 40% net revenue interest on each well drilled on the Farmout acreage. MPRC agrees to drill four wells each year on the Farmout acreage, or MPRC shall no longer earn beyond what MPRC has already earned.

Before the test well is commenced on each prospect, the Parties shall enter into a mutually acceptable AAPL 610-1989 Operating Agreement naming Davis or his designee, as operator. This Operating Agreement shall provide for a One hundred percent (100%) non consent penalty and any other modifications to be mutually agreed upon by the Parties hereto. There will also be attached to the Operating Agreement, a COPAS 1995 Onshore Accounting Procedure providing for a $1,250.00 per month producing well charge for the wells drilled pursuant to this Agreement.

Upon completion of each well as a producer of gas, Davis shall assign to MPRC the above working and net revenue interest in the lands and leases allocated to the Prospect where such well is located as defined above and shall cover all depths under contract or controlled by Davis below the surface of the ground. If Davis is unable to give an assignment directly to MPRC, then MPRC shall operate by, through and under Davis, the same as if MPRC had an assignment. It is understood by the Parties hereto, then Davis shall not make any warranty of any kind, either expressed or implied, on the lands and leasehold interests being assigned to MPRC.

III.     CAPITAL

MPRC shall contribute all capital necessary to comply with the terms of the above Farmout agreement. MPRC shall escrow $600,000.00 by bank wire simultaneously upon the signing of this Agreement in a special account of Davis' at the Bank of America, Las Vegas, Nevada, under an escrow agreement, attached hereto as Exhibit "B," for the initial well and then MPRC shall escrow $600,000,00, the same as provided for above, before the commencement of each

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additional well for the costs of drilling and completion. The escrow funds shall be paid directly to the purveyors performing the work for the exact amount. Should the costs exceed the $600,000,00 escrowed for each well, then MPRC agrees to immediately escrow the needed funds for the additional costs. Should the costs be less than the $600,000.00 escrowed for each well, then MPRC will be refunded the difference after the completion.

In addition there are seven (7) additional Prospects with the anomalies outlined on said Exhibit "A". The oil and gas leases located on these Prospects will expire between July 7, 2002 through January 2003. These leases must be extended or renewed. The cost to extend the approximately 2,110.50 net acres covered by such leases is projected to be $57,395.00 plus broker and title costs. Upon signing of this Agreement, MPRC shall immediately bank wire to Davis' bank account in Las Vegas, Nevada these funds so that such lease extensions or renewals can be timely completed. All leases will require yearly rentals totaling the above amount during the term of this Agreement unless production is established. Any funds not used by Davis shall be refunded to MPRC, however, should additional funds be needed to accomplish the above lease extensions and renewals, then MPRC will immediately tender such amount to Davis pursuant to his invoices.

IV.      DISTRIBUTIONS AND ALLOCATIONS

The Parties shall receive distributions and allocations pursuant to the terms of the above Farmout Agreement and the Operating Agreement.

V.       GENERAL PROVISIONS

All Prospects. All Lands and Leases under contract to Davis at this time in the Arbuckle Field in Colusa County, California shall be covered by this Agreement as provided herein.

Time of the Essence. All times and dates in this Agreement shall be of the essence.

Entire Agreement. This Agreement, which includes the Exhibits, contains all representations and the entire understanding and agreement between the Parties. Correspondence, memoranda or agreements, whether written or oral, originating before the date of this Agreement with respect to the Prospects or the Partnership are superseded in total by this Agreement.

Governing Law. This Agreement shall be covered by and construed in accordance with the laws of the State of California.

Attorneys' Fees. In the event that any arbitration or court proceeding is brought under or in connection with this Agreement, the prevailing party in such proceeding (whether on trial or on appeal) shall be entitled to recover from the other party all costs, expenses and actual attorneys' fees incidental to any such court proceeding and only the actual attorneys' fees incidental to any such arbitration proceeding. The term "prevailing party" as used herein shall be taken and deem to mean the party to whose favor a final judgment or award is entered in any such proceeding; provided, however, that if such proceeding is resolved prior to a final judgment or award on the merits, the party in whose favor the proceeding is settled may, by motion, apply to the court, or the

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person(s) or board in charge of the proceeding for an award of the aforementioned costs, fees and expenses, and may take judgment therefore. As used herein, the term "attorneys' fees" shall be deemed to mean the full and actual cost of any legal services actually performing such services.

         IN WITNESS WHEREOF, the Partners have signed this Agreement effective as of the date set forth above.

PARTIES:

Mid-Power Resource Corporation


/s/ James Scott
-----------------------------
By James Scott President CEO

/s/ Edward Mike Davis
-----------------------------
Edward Mike Davis

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